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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES
Network Appliance Ltd. (U.K.)
Network Appliance Corporation France
Network Appliance Srl. (Italy)
Network Appliance GmbH (Germany)
Network Appliance FSC Incorporated